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FORM 3                                                                                              -------------------------------
                                                                                                              OMB APPROVAL
                                                                                                    -------------------------------
                                                                                                    OMB number:           3235-0104
                                                                                                    Expires:         April 30, 1997
                                                                                                    Estimated average burden
                                                                                                    hours per response..........0.5
                                                                                                    -------------------------------

                                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                                         Washington, D.C. 20549

                                         INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

               Filed pursuant to Section 16(a) of the Securities  Exchange Act of  1934,  Section  17(a) of the  Public  Utility
                           Holding  Company Act of 1935 or Section  30(f) of the Investment Company Act of 1940


-----------------------------------------------------------------------------------------------------------------------------------
                                              |                          |
1.    Name and Address of Reporting Person    | 2.  Date of Event Re-    | 4.  Issuer Name and Ticker or Trading Symbol
                                              |     quiring Statement    |
      Wolrson        Sir Brian        G.      |     (Month/Day/Year)     |              NATURAL HEALTH TRENDS CORP. (NHTC)
----------------------------------------------|                          |---------------------------------------------------------
      (Last)         (First)        (Middle)  |         08/04/97         |                                 |
                                              |                          | 5.  Relationship of Reporting   | 6.  If Amendment, Date
                   44 Welbeck Street          |                          |     Person to Issuer            |     of
----------------------------------------------|--------------------------|     (Check all applicable)      |     Original
                    (Street)                  | 3.  IRS or Social Se-    |                                 |     (Month/Day/Year)
                                              |     curity Number of     |      X  Director    __ 10% Owner|
                                              |     Reporting Person     |      __ Officer     __ Other    |
                                              |     (Voluntary)          |         (give title    (specify |
                                              |                          |          below)         below)  |
     London           England       WIM 7HF   |                          |        _________________        |
                                              |                          |                                 |
----------------------------------------------|------------------------------------------------------------------------------------
     (City)           (State)        (Zip)    |              Table I -- Non-Derivative Securities Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
1.   Title of Security                           | 2.  Amount of Securities   |  3.  Ownership         | 4.  Nature of Indirect
     (Instr. 4)                                  |     Beneficially Owned     |      Form: Direct      |     Beneficial Ownership
                                                 |     (Instr. 4)             |      (D) or Indirect   |     (Instr. 5)
                                                 |                            |      (I) (Instr. 5)    |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
===================================================================================================================================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
                                                       (Print or Type Responses)                                    SEC 1473 (8/92)
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FORM 3 (continued)                   Table II -- Derivative  Securities  Beneficially Owned (e.g.,
                                                 puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
1.  Title of Derivative   | 2.  Date Exercisable   | 3.  Title and Amount of      | 4.  Conver-    | 5.  Owner-    | 6.  Nature of
    Security              |     and Expiration     |     Securities Underlying    |     sion or    |     ship      |     Indirect
    (Instr. 4)            |     Date               |     Derivative Security      |     Exercise   |     Form of   |     Beneficial
                          |     (Month/Day/Year)   |     (Instr. 4)               |     Price of   |     Deriv-    |     Ownership
                          |                        |                              |     Deri-      |     ative     |     (Instr. 5)
                          |                        |                              |     vative     |     Security: |
                          |                        |                              |     Security   |     Direct    |
                          |------------------------|------------------------------|                |     (D) or    |
                          |   Date     |  Expira-  |     Title   |  Amount or     |                |     Indirect  |
                          |   Exer-    |  tion     |             |  Number of     |                |     (I)       |
                          |  cisable   |  Date     |             |  Shares        |                |     (Instr. 5)|
--------------------------|------------|-----------|--- ---------|----------------|----------------|---------------|----------------
Options (right to buy)[1] | 08/04/98   |  07/04/07 |Common Stock,|  400,000       |    $0.59375    |       D       |
                          |            |           |$.001 par    |                |                |               |
                          |            |           |value        |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
Options (right to buy)[1] | 08/04/98   |  07/04/07 |Common Stock,|  400,000       |    $0.59375    |       D       |
                          |            |           |$.001 par    |                |                |               |
                          |            |           |value        |                |                |               |
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

Note 1: Consists entirely of non-qualified stock options granted by NHTC.





**       Intentional misstatements or omissions of facts constitute Federal
         Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).              /s/ Sir Brian Wolfson         August 14, 1997
                                                                                     -----------------------------  ---------------
Note:    File three copies of this Form, one of which must be manually signed.         ** Signature of Reporting          Date
         If space provided is insufficient, See Instruction 6 for procedure.              Person
                                                                                                                             Page 2
                                                                                                                    SEC 1473 (8/92)
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